Erik A. Ostensoe, P. Geo
4306 West 3rd Avenue
Vancouver, B.C. V6R 1M7
Canada

February 9, 2005

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our report dated September 4th, 2004, entitled “Report and Recommendations Chub 1-14 Mineral Claims”, in the Form SB-2 Registration Statement to be filed by Chubasco Resources Corp. with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the Prospectus of Chubasco Resources Corp. dated February 9, 2005, and consent to our being named as an expert therein.

Dated the 9th day of February, 2005

Erik A. Ostensoe, P. Geo.

Per   /s/ Erik A. Ostensoe
        Erik A. Ostensoe, P. Geo.

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